Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194571

The preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2014
PROSPECTUS SUPPLEMENT

(to Prospectus dated April 8, 2014)

2,500,000 Shares

Common Stock

The Dixie Group, Inc.

We are offering 2,500,000 shares of our common stock. Our common stock is listed on The Nasdaq Global Market under the symbol “DXYN.” The last reported sale price of our common stock on the Nasdaq Global Market on May 9, 2014 was $13.13 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Initial price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to The Dixie Group, Inc.	$	$

We have granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock from us at the initial public offering price, less the underwriting discount, if the underwriters sell more than 2,500,000 shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission, or any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about May     , 2014.

Wells Fargo Securities	Raymond James

Prospectus Supplement dated May     , 2014

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If there is any inconsistency between information in or incorporated by reference into the base prospectus and information in or incorporated by reference into this prospectus supplement, you should rely only on the information contained in or incorporated by reference into this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find More Information” before investing in our common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward looking statements that are subject to risks and uncertainties. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financing strategy;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition and our ability to compete effectively;

•	our projected operating results;

•	trends in our order entry, sales and operating income or loss;

•	market and industry trends;

•	projected capital expenditures;

•	interest rates; and

•	the impact of technology on our operations and business.

The forward looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and

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expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus;

•	impact of general economic conditions on residential or commercial construction activity or on corporate remodeling and refurbishment;

•	concentration of our sales in certain channels of distribution;

•	our significant levels of indebtedness;

•	availability and cost of credit;

•	degree of competition;

•	our ability to design products that meet consumer preferences;

•	raw material prices and our ability to pass price increases on to our customers;

•	the impact of weather on our production costs and on our customers’ ability to buy our products;

•	the impact of the rapid growth of our business on short-term production efficiency;

•	availability of sources of supplies;

•	risks associated with acquisitions, joint ventures and strategic investments;

•	impact of environmental, safety and health regulation; and

•	impact of litigation, claims and other legal proceedings.

When we use words such as “will likely result,” “plan,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus supplement. We do not intend to and we disclaim any duty or obligation to update or revise any industry information or forward looking statement set forth in this prospectus supplement to reflect new information, future events, or otherwise, except as required under U.S. federal securities laws.

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SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should carefully read this entire prospectus supplement and the accompanying prospectus, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and in the documents incorporated by reference herein, and the information set forth under the caption “Where You Can Find More Information” on page S-12.

Except where the context suggests otherwise, all references to “we,” “our” and “us” in this prospectus supplement refer to The Dixie Group, Inc. and its subsidiaries. Unless indicated otherwise, the information in this prospectus supplement assumes that the underwriters’ overallotment option is not exercised.

Our Company

Our business consists principally of marketing, manufacturing and selling carpet and rugs to high-end residential and commercial customers through our various sales forces and brands. A small portion of our manufacturing capacity is used to provide carpet and yarn related services to other manufacturers.

Our business is concentrated in areas of the soft floorcovering markets where innovative styling, design, color, quality and service, as well as limited distribution, are welcomed and rewarded. Fabrica, Masland, and Dixie Home brands have a significant presence in the high-end residential soft floorcovering markets. Our Masland Contract, Atlas Carpet Mills and Avant brands participate in the upper end specified commercial marketplace. Dixie International sells all of our brands outside of the North American market. We believe our brands are well known, highly regarded and complementary. By being differentiated, we offer meaningful alternatives to the discriminating customer.

Recent Developments

For the first month of our second quarter, through May 3, orders for carpet products, excluding Atlas Carpet Mills, were up 15%, and sales were up 14%, compared to the first month of the second quarter of 2013. Total sales, including Atlas Carpet Mills for the first month of our second quarter, were up approximately 28% compared to the first month of the second quarter of 2013.

Additionally, we believe that some of our competitors have implemented or will implement price increases this year. Depending on market conditions, we may seek to implement price increases in the future as well.

The order and sales data presented above have not been compiled or examined by our independent auditors and are subject to revision. While we believe that such data are based on reasonable estimates, actual results may vary, and such variations may be material. Results for the first month of the second quarter of 2014 are not necessarily indicative of results for the entire quarter.

Our Corporate Information

Our principal place of business is located at 104 Nowlin Lane, Suite 101, Chattanooga, Tennessee 37421, and our telephone number is (423) 510-7000. We maintain a website that can be accessed at http://www.thedixiegroup.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other report or document we file with or furnish to the U.S. Securities and Exchange Commission, or the SEC.

THE OFFERING

Issuer	The Dixie Group, Inc.

Common stock offered by us	2,500,000 shares (plus up to an additional 375,000 shares of common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option in full).

Common stock to be outstanding after this offering	15,025,360 shares (or 15,400,360 shares if the underwriters exercise their overallotment option in full), based upon 12,525,360 shares of common stock outstanding as of May 8, 2014.

NASDAQ trading symbol	“DXYN”

Use of proceeds	We intend to use the net proceeds from this offering to reduce the balance under our revolving credit facility and for general corporate purposes.

Proceeds of the offering will be applied first to repay approximately $5,380,000 outstanding under our revolving credit facility, which matures on June 30, 2014 and bears interest at LIBOR plus 3.5%. Additional proceeds may be applied to repay additional amounts outstanding under our revolving credit facility, which mature on March 14, 2019. Those amounts bear interest at either a Base Rate (generally defined as the greater of: (a) the Federal funds rate plus 0.50%, (b) LIBOR plus 1.00%, and (c) Wells Fargo’s “prime rate”) plus 1.00% or LIBOR plus 2.00%.

Conflicts of Interest	We intend to use a portion of the net proceeds from the sale of our common stock to repay borrowings under our revolving credit facility. An affiliate of Wells Fargo is a lender under our revolving credit facility dated September 13, 2011, as amended. Also, Wells Fargo Capital Finance, LLC, is the administrative agent under the Company’s Credit Agreement. Because 5% or more of the net proceeds will be paid to an affiliate of Wells Fargo as lead lender under our revolving credit facility, there is a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement and exercise the usual standards of “due diligence” with respect thereto. Raymond James & Associates, Inc. (Raymond James) has assumed the responsibilities of acting as the qualified independent underwriter in this offering. Raymond James will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Raymond James against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act of 1933, as amended. Additionally, Wells Fargo or any affiliate will not confirm any sales to accounts over which it exercises discretionary authority without first receiving specific written approval for the transaction for those accounts. See the “Use of Proceeds” section of this prospectus supplement for more information.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering of our common stock will be approximately $        million, or $        million if the underwriters’ overallotment option is exercised in full, after deducting estimated offering expenses payable by us. Any additional proceeds to us resulting from an increase in the public offering price or the number of shares offered pursuant to this prospectus supplement will be used by us as described below.

We intend to use the net proceeds from this offering to reduce the balance under our revolving credit facility and for general corporate purposes. Proceeds of the offering will be applied first to repay approximately $5,380,000 outstanding under our revolving credit facility, which matures on June 30, 2014 and bears interest at LIBOR plus 3.5%. Additional proceeds may be applied to repay additional amounts outstanding under our revolving credit facility, which mature on March 14, 2019. Those amounts bear interest at either a Base Rate (generally defined as the greater of: (a) the Federal funds rate plus 0.50%, (b) LIBOR plus 1.00%, and (c) Wells Fargo’s “prime rate”) plus 1.00% or LIBOR plus 2.00%. As of May 6, 2014, we had approximately $108,419,000 outstanding under our revolving credit facility. An affiliate of Wells Fargo Securities LLC is a lender under the facility and, therefore, may receive a share of the net proceeds of the offering, to the extent net proceeds are used to reduce any outstanding borrowings owed under our revolving credit facility.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below, the risks described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and any amendments thereto (which reports are incorporated by reference herein), our future periodic reports as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any other prospectus supplement hereto and any related free writing prospectus before making a decision to invest in our common stock. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. Please see the section entitled “Where You Can Find More Information.”

Risks Relating to Our Common Stock and this Offering

The price of our common stock may fluctuate and you could lose all or a significant part of your investment.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid. In recent periods, there has been significant volatility in the market price of our common stock. The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	general economic conditions;

•	war, terrorist acts and epidemic disease;

•	future sales of our common stock or securities linked to our common stock;

•	investor perceptions of us and the floorcovering industry; and

•	the failure of securities analysts to cover our common stock, or to the extent covered, changes in financial estimates by analysts or a downgrade of our stock or sector by analysts.

As of May 8, 2014, there were 12,525,360 shares of our common stock outstanding. This prospectus supplement covers the sale of a substantial number of shares of our common stock in relation to our outstanding common stock, which may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing and future stockholders, or the perception that such sales could occur, which might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

Our share price could decline as a result of this offering or if a large number of shares of our common stock or equity-related securities are sold in the future.

This offering may reduce the market price of our common stock. Sales of a substantial number of shares of our common stock could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. This offering and any such future sales or issuances could dilute the ownership interests of stockholders, and we cannot predict the effect that this offering or future sales or issuances of our common stock or other equity-related securities would have on the market price of our common stock nor can we predict our future needs to fund our operations or balance sheet with future equity issuances.

Because we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds to repay indebtedness and for general corporate purposes. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Daniel Frierson, our Chairman and Chief Executive Officer, his son and members of their family control the majority of the voting power of our common stock.

Our Class B Common Stock, or Class B Stock, has 20 votes per share, our Common Stock has one vote per share and our Class C Common Stock, or Class C Stock, has 1/20th votes per share. As of May 8, 2014, there were 901,052 shares of Class B Common Stock outstanding, principally beneficially owned by Daniel K. Frierson, his son, D. Kennedy Frierson, Jr., and members of their family, representing approximately 59.00% of the eligible number of votes that may be cast with respect to any matter to be voted on by shareholders, prior to this offering. Our Charter restricts transfers of shares of Class B Common Stock to parties other than our company or those having specified relationships to the current holders.

As a result, holders of Class B Common Stock, particularly Daniel K. Frierson, will have significant influence over the management and affairs of our company and over all matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, and further, holders of our Common Stock and Class C Common Stock will have a limited ability to influence corporate matters after this offering and for the foreseeable future.

There are material limitations in estimating our results for prior periods before the completion of our and our auditors’ normal review procedures for such periods.

The orders for carpet products and sales data set forth in this prospectus supplement under the heading “Summary—Recent Developments” have not been reviewed or audited by our independent registered public accounting firm. The financial results for our full second fiscal quarter of 2014 may vary materially from our expectations and may be materially different from the preliminary data presented for the first month of our second quarter. Accordingly, investors should not place undue reliance on such financial data.

UNDERWRITING (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Wells Fargo Securities, LLC
Raymond James & Associates, Inc.

Total	2,500,000

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

Wells Fargo Securities, LLC and Raymond James & Associates, Inc., as representatives of the several underwriters, expect to deliver the shares of common stock to purchasers on or about May     , 2014.

Overallotment Option

We have granted a 30-day overallotment option to the underwriters to purchase up to an additional 375,000 shares of common stock from us at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $        per share of common stock to other dealers. The underwriters may allow, and the other dealers may reallow, concessions not in excess of $        per share of common stock to these other dealers. After this offering, the offering price, concessions, and other selling terms may be changed by the underwriters. Our common stock is being offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

Total
	Per Share	Without Overallotment	With Overallotment
Initial price to public	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to The Dixie Group, Inc.	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discount and commissions referred to above, will be approximately $250,000.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act of 1933, as amended, or the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

No Sales of Similar Securities

We and each of our directors and executive officers have agreed, subject to certain exceptions described below, that, without the prior written consent of Wells Fargo Securities, LLC (Wells Fargo), we and they will not, during the period beginning on and including the date of this prospectus supplement through and including the date that is the 90th day after the date of this prospectus supplement, directly or indirectly:

•

issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our common stock or preferred stock or other capital stock (collectively, capital stock) or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether now owned or hereafter acquired by the signatory to the lock-up agreement or with respect to which the signatory to the lock-up agreement has or hereafter acquires the power of disposition;

•

file or cause the filing of any registration statement under the Securities Act with respect to any common stock or other capital stock (other than a registration statement filed pursuant to Rule 462(b) under the Securities Act filed to register shares of common stock to be sold to the underwriters pursuant to the underwriting agreement; or

•

enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in the first and third bullet points above is to be settled by delivery of our common stock, other capital stock, other securities, in cash or otherwise, or publicly announce any intention to do any of the foregoing. Moreover, if:

•	during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs; or

•

prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the lock-up period, the lock-up period shall be extended and the restrictions imposed by the lock-up agreement shall continue to apply until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event, as the case may be, unless Wells Fargo waives, in writing, such extension.

Notwithstanding the provisions set forth in the immediately preceding paragraph, we may, without the prior written consent of Wells Fargo:

(1)	issue shares of common stock to the underwriters pursuant to the underwriting agreement;

(2)	issue shares, and options to purchase shares, of common stock pursuant to stock option plans, stock purchase or other equity incentive plans described in the prospectus or any issuer free writing prospectus, as those plans are in effect on the date of the underwriting agreement; and

(3)	issue shares of common stock upon the exercise of stock options issued under stock option or other equity incentive plans referred to in clause (2) above, as those plans are in effect on the date of the underwriting agreement.

The restrictions of the lock-up agreements which our directors and executive officers are party to do not apply to the following:

(1)	transfers of our securities by individuals as a bona fide gift or gifts or by will, by intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the individual’s death, in each case to any member of the immediate family (as defined below) of the individual or to a trust the beneficiaries of which are exclusively the individual or members of the individual’s immediate family, or as a bona fide gift or gifts to a charity or educational institution; and

(2)	transfers of our securities by a partnership or limited liability company, provided such transfer is to a partner or member, as the case may be, of such partnership or limited liability company if, in any such case, such transfer is not for value;

provided, however, that in the case of any transfer described in clause (1) or (2) immediately above or clause (3) from the prior paragraph, it shall be a condition to the transfer that (A) the transferee executes and delivers to Wells Fargo, acting on behalf of the underwriters, not later than one business day prior to such transfer, a written agreement, in substantially the form of the lock-up agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the signatory to the lock-up and not to the immediate family of the transferee) and otherwise satisfactory in form and substance to Wells Fargo, (B) in the case of a transfer pursuant to clause (1) immediately above, if the signatory to the lock-up agreement is required to file a report under Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), reporting a reduction in beneficial ownership of shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for common stock or other capital stock by the signatory during the lock-up period (as the same may be extended as described above), the signatory to the lock-up agreement shall include a statement in such report to the effect that such transfer is not a transfer for value and that such transfer is being made as a gift, by will or intestate succession or pursuant to a so-called “living trust” or other revocable trust established to provide for the disposition of property on the signatory’s death, as the case may be, (C) in the case of a transfer pursuant to clause (2) immediately above, no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for common stock or other capital stock shall be required to be made during the lock-up period (as the same may be extended as described above) and (D) in the case of a transfer pursuant to clause (1) or (2) immediately above, no voluntary filing with the Securities and Exchange Commission or other public report, filing or announcement shall be made in respect of such transfer during this lock-up period (as the same may be extended as described above). For purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption not more remote than the first cousin.

Prior to engaging in any transaction or taking any other action that is subject to the restrictions imposed by the lock-up agreement at any time during the period from and including the date of the lock-up agreement through and including the 34th day following the last day of the lock-up period (prior to giving effect to any extension of the lock-up period as provided above), the signatory to the lock-up agreement will give notice thereof to us and will not consummate such transaction or take any such action unless it has received written confirmation from us that the lock-up period (as the same may have been extended as provided above) has expired.

Signatories to the lock-up agreement further agree that (i) it will not, during the lock-up period (as the same may be extended as described above), make any demand for or exercise any right with respect to the registration under the Securities Act of 1933, as amended, of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for common stock or other capital stock of us, and (ii) we may, with respect to any of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock owned or held (of record or beneficially) by the signatory to the lock-up agreement, cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the lock-up period (as the same may be extended as described above).

Wells Fargo may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the common stock or other securities subject to the lock-up agreements. Any determination to release any common stock or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer.

Nasdaq Global Market Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “DXYN.”

Short Sales, Stabilizing Transactions, and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Short sales.    Short sales involve the sales by the underwriters of a greater number of securities than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions.    The underwriters may make bids for or purchases of the securities for the purpose of pegging, fixing, or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids.    If the underwriters purchase securities in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those securities as part of this offering. Stabilization and syndicate covering transactions may cause the price of the securities to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages presales of the securities.

The transactions above may occur on the Nasdaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time-to-time for which they have received customary fees and reimbursement of expenses and may, from time-to-time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of our common stock. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We intend to use a portion of the net proceeds from the sale of our common stock to repay borrowings under our revolving credit facility. An affiliate of Wells Fargo is a lender under the Company’s Credit Agreement dated September 13, 2011. Also, Wells Fargo Capital Finance, LLC, is the administrative agent under our revolving credit facility. Because 5% or more of the net proceeds will be paid to an affiliate of Wells Fargo as lead lender under our revolving credit facility, there is a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that a “qualified independent underwriter” participate in the preparation of this prospectus supplement and exercise the usual standards of “due diligence” with respect thereto. Raymond James & Associates, Inc. (Raymond James) has assumed the responsibilities of acting as the qualified independent underwriter in this offering. Raymond James will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Raymond James against liabilities incurred in connection with acting as qualified independent underwriter, including liabilities under the Securities Act. Additionally, Wells Fargo or any affiliate will not confirm any sales to accounts over which it exercises discretionary authority without first receiving specific written approval for the transaction for those accounts. See the “Use of Proceeds” section of this prospectus supplement for more information.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo may arrange to sell securities in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo and WFSIL.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented amendments to Article 3(2) of the Prospectus Directive introduced by the 2010 PD Amending Directive (each, an “Early Implementing Member State”), an offer of shares of common stock to the public may not be made in that Relevant Member State and each initial purchaser represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the shares of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of the shares of common stock to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)     to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)     to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the Subscribers; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the shares of common stock referred to in (a) to (c) above shall require the issuer or any Subscriber to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the issuer or any Subscriber that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe to the shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus and any other material in relation to the shares of common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), (ii) fall within Article 49(2)(a) to (d) of the Order and (iii) are persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to engage in investment activity with respect to such shares of common stock will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the shares of our common stock that are the subject of the offering contemplated by this prospectus do not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations. Our common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to our common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

Our common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase shares of our common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

This document as well as any other material relating to our common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Miller & Martin PLLC. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of The Dixie Group, Inc. appearing in The Dixie Group, Inc.’s Annual Report (Form 10-K) for the year ended December 28, 2013, and the effectiveness of The Dixie Group, Inc.’s internal control over financial reporting as of December 28, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C.

Our SEC filings are also available to you, free of charge, on the SEC’s website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.thedixiegroup.com . The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement or any other report or document we file with or furnish to the SEC.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, as well as filings after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the offerings by means of this prospectus are complete:

•	Annual Report on Form 10-K for the year ended December 28, 2013, filed on March 12, 2014;

•	Quarterly Report on 10-Q for the quarter ended March 29, 2014, filed on May 7, 2014;

•	Current Reports on Forms 8-K and 8-K/A as filed with the Commission on January 21, 2014, March 14, 2014, March 17, 2014, March 19, 2014, March 20, 2014, April 17, 2014 and May 1, 2014;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 28, 2013 from our Definitive Proxy Statement on Schedule 14A, filed on March 12, 2014.

•

The description of our Common Stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of Securities hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document. We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request or by writing to us at the following address:

The Dixie Group, Inc.

2208 S. Hamilton Street

Dalton, Georgia

Telephone: (423) 510-7000

Attn: Starr T. Klein

PROSPECTUS

THE DIXIE GROUP, INC.

$75,000,000

COMMON STOCK

CLASS C COMMON STOCK

PREFERRED STOCK

We may offer, from time to time, in one or more offerings, up to $75,000,000 in the aggregate of our Common Stock, Class C Common Stock or Preferred Stock (together, the “Securities”) at prices and on terms that we will determine at the time of the offering. Preferred Stock may be convertible into our Common Stock or Class C Common Stock.

This prospectus describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of the Securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our executive offices are located at 104 Nowlin Lane, Suite 101, Chattanooga, Tennessee 37421, and our telephone number is (423) 510-7000.

Our Common Stock is listed on The NASDAQ Global Market and trades under the symbol “DXYN.” As of March 12, 2014, the last reported sale price of our common stock was $15.99 per share.

Investing in our securities involves risk. You should consider carefully these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our securities. See “Risk Factors” beginning on page 2 of this prospectus and in our latest annual report on Form 10-K as updated in our future filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus.

The Securities may be sold directly by us, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution.” If any underwriters are involved in the sale of any Securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the prospectus supplement. The net proceeds that we expect to receive from such sale will also be set forth in the prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the Securities in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the Securities that we may offer. Each time that we sell Securities under this shelf registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes or incorporates by reference all material information relating to this offering. Please read carefully both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

Except where the context suggests otherwise, in this prospectus “we,” “us,” “our,” “DXYN” and “the Company” refer to The Dixie Group, Inc., a Tennessee corporation, and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any free writing prospectus prepared by us. We have not authorized anyone to provide you with different or additional information. This prospectus, any applicable prospectus supplement and any free writing prospectus prepared by us does not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

THE DIXIE GROUP, INC.

Our business consists principally of marketing, manufacturing and selling carpet and rugs to high-end residential and commercial customers through our various sales forces and brands. A small portion of our manufacturing capacity is used to provide carpet and yarn related services to other manufacturers.

Our business is concentrated in areas of the soft floorcovering markets where innovative styling, design, color, quality and service, as well as limited distribution, are welcomed and rewarded. Fabrica™, Masland™, and Dixie Home™ brands have a significant presence in the high-end residential soft floorcovering markets. Our Masland Contract and Avant brands participate in the upper end specified commercial marketplace. Dixie International sells all of our brands outside of the North American market. We believe our brands are well known, highly regarded and complementary; by being differentiated, we offer meaningful alternatives to the discriminating customer.

RISK FACTORS

Investing in the Securities involves risks. You should consider carefully the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in the Securities. Please also see the section entitled “Where You Can Find More Information” below.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, together with other documents and information incorporated by reference into this prospectus, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements contained in or contemplated by this prospectus or any prospectus supplement. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 28, 2013.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement for any offering of the Securities, the net proceeds we receive from the sale of these securities will be used for general corporate purposes, which may include:

•	reducing or refinancing outstanding debt;

•	financing possible acquisitions; and

•	working capital and liquidity needs.

Pending such use, we may temporarily invest net proceeds in readily marketable, short-term, interest-bearing investments, including money market accounts.

If the proceeds from a particular offering of the Securities will be used for a specific purpose, we will describe the use of proceeds in the applicable prospectus supplement.

DESCRIPTION OF EQUITY SECURITIES

The following is a summary of the rights and preferences of our Equity Securities and related provisions of our restated charter, as amended, or our Charter, and bylaws, as amended, or our Bylaws, which are exhibits to the registration statement that of which this prospectus is a part. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our Charter and Bylaws and the other documents we refer to herein for a more complete understanding of our capital stock. See “Where You Can Find More Information.”

Under our Charter, we are authorized to issue a total of: (1) 80,000,000 shares of Common Stock having a par value of $3 per share, (2) 16,000,000 shares of Class B Common Stock having a par value of $3 per share, (3) 200,000,000 shares of Class C Common Stock having a par value of $3 per share, and (4) 16,000,000 shares of Preferred Stock.

As of February 28, 2014, (1) 12,453,166 shares of Common Stock were outstanding, (2) 866,876 shares of Class B Common Stock were outstanding, (3) no shares of Class C Common Stock, and (4) no shares of Preferred Stock were outstanding. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on The NASDAQ Global Market.

Certain Provisions That May Have an Anti-Takeover Effect

Our Charter and Bylaws, and certain portions of Tennessee law, contain certain provisions that may have an anti-takeover effect.

Anti-Takeover Provisions in Our Charter and Bylaws.    Our Charter contains provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our Board of Directors. These provisions could delay or prevent entirely a merger or acquisition that our shareholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price.

Our Charter provides that our Board of Directors may issue preferred stock, having rights, preferences and powers determined by the Board of Directors, without shareholder approval. Some of the rights and preferences of these shares of preferred stock could be superior to the rights and preferences of shares of our Common Stock and Class C Common Stock. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our Common Stock and Class C Common Stock.

Our charter provides that holders of Class B Common Stock are entitled to 20 votes per share. As of February 28, 2014, there were 866,875 shares of Class B Common Stock outstanding, principally beneficially owned by Daniel K. Frierson, his son, D. Kennedy Frierson, Jr., and members of their family, representing approximately 58.2% of the eligible number of votes that may be cast with respect to any matter to be voted on by shareholders. Our Charter restricts transfers of shares of Class B Common Stock to parties other than our Company or those having specified relationships to the current holders.

As a result, holders of Class B Common Stock, particularly Daniel K. Frierson, will have significant influence over the management and affairs of our Company and over all matters requiring shareholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets, and further, holders of our Common Stock and Class C Common Stock will have a limited ability to influence corporate matters for the foreseeable future.

Our Charter provides that holders of Class C Common Stock are entitled to 1/20th vote per share. No shares of Class C Common Stock are outstanding.

Anti-Takeover Provisions in the Tennessee Business Corporation Act.    In addition to certain of the provisions in our Charter discussed above, the state of Tennessee has adopted statutes that can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares.

Business Combination Act.    The Tennessee Business Combination Act, or Business Combination Act, provides that an “interested shareholder,” defined as any person or entity that beneficially owns 10% or more of the voting power of any class or series of the then outstanding voting stock in a “resident domestic corporation” like our Company, cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10% or more of the voting powers of any class or series of the then outstanding voting stock of the resident domestic corporation, and (ii) either (a) is approved by the holders of at least two-thirds of the voting shares of the resident domestic corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the Business Combination Act. These fairness conditions include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (x) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (y) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (z) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

A business combination with an interested shareholder can proceed without the five year moratorium if the business combination was approved by the resident domestic corporation’s board of directors before the interested shareholder became an interested shareholder or if the transaction in which the interested shareholder became an interested shareholder was approved by the resident domestic corporation’s board of directors. Further, the Business Combination Act does not apply when the resident corporation enacts a charter or bylaw amendment removing itself entirely from the Business Combination Act. Such a charter or bylaw amendment must be approved by holders of a majority of the shares held for one year or more prior to the vote. The amendment may not take effect for at least two years after the vote. We have not adopted a charter or bylaw amendment removing ourselves from coverage under the Business Combination Act.

For purposes of the Business Combination Act, a “business combination” generally includes:

•	mergers, consolidations, or share exchanges;

•

sales, leases, exchanges, mortgages, pledges, or other transfers of assets representing 10% or more of the aggregate market value of consolidated assets, the aggregate market value of outstanding shares, or consolidated net income of such resident domestic corporation;

•	issuances or transfers of shares from the resident domestic corporation to the interested shareholder;

•	plans of liquidation or dissolution proposed by the interested shareholder;

•	transactions in which the interested shareholder’s proportionate share of the outstanding shares of any class of securities is increased; or

•	financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit, except proportionately as a shareholder.

The Business Combination Act further provides an exemption from liability for resident domestic corporations and officers and directors of resident domestic corporations who do not approve proposed business combinations or charter or bylaw amendments removing their corporations from the Business Combination Act’s coverage as long as the officers and directors act with a “good faith belief” that the proposed business combination or charter or bylaw amendments would adversely affect such resident domestic corporation’s employees, customers, suppliers or the communities in which their corporation operates if these factors are permitted to be considered by the board of directors under the charter.

Tennessee Control Share Acquisition Act.    The Tennessee Control Share Acquisition Act, or TCSAA, takes away the voting rights of a purchaser’s shares any time an acquisition of shares in a Tennessee corporation, as defined in the TCSAA, brings the purchasers voting power to 20%, 33 1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the TCSAA will apply. Our Charter and Bylaws have not adopted such a provision, and therefore we are not subject to the TCSAA.

Greenmail Act.    The Tennessee Greenmail Act, or TGA, applies to any corporation chartered under the laws of the state of Tennessee that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Because our Common Stock is traded on The NASDAQ Global Market, we are subject to the TGA. The TGA provides that it is unlawful for any corporation or a subsidiary of a corporation to purchase, either directly or indirectly, any of its shares at a price above the market value, as defined in the TGA, from any person who holds more than 3% of the class of the securities to be purchased if the person has held the shares for less than two years, unless either the purchase is first approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued or the corporation makes an offer, of at least equal value per share, to all holders of shares of the class.

Tennessee Investor Protection Act.    The Tennessee Investor Protection Act, or TIPA, applies to tender offers and the other “takeover offers” directed at corporations, such as Dixie Group, that have “substantial assets” in Tennessee and that are either incorporated in or have a principal office in Tennessee. Pursuant to TIPA, an offeror making a takeover offer for an offeree company who beneficially owns 5% or more of any class of equity securities of the offeree company, any of which was purchased within one year prior to the proposed takeover offer, is required to announce publicity its intentions, make a full, fair and effective disclosure of such intention to the persons from whom the offeror intends to acquire such securities, and file a registration statement with the Tennessee Commissioner of Commerce and Insurance, or the Commissioner, and the offeree company. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree company. The takeover offer must be made to holders of record or beneficial owners in the state of Tennessee on substantially the same terms as made to those holders or owners who reside outside the state. The Commissioner may require additional information concerning the takeover offer and may hold hearings. TIPA does not apply to an offer that the offeree company’s board of directors recommends to shareholders and which has been made on substantially equal terms to all shareholders.

In addition to requiring the offeror to file a registration statement with the Commissioner, TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the takeover offer. TIPA prohibits fraudulent, deceptive, or manipulative acts or practices by either the offeror or the offeree company and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company or any of their respective affiliates has engaged in or is about to engage in a violation of TIPA. Upon proper showing, the chancery court may grant injunctive relief. TIPA further provides civil liabilities and criminal penalties for violations.

COMMON STOCK

Dividends

Holders of Common Stock and Class C Common Stock are entitled to participate ratably (based on the number of shares held) if and when the Board of Directors declares dividends on shares of Common Stock out of funds legally available for dividends. No dividend may be declared and paid to holders of Class B Common Stock unless an equal or greater dividend per share has been paid to holders of Common Stock and Class C Common Stock.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held of record on all matters voted on by shareholders, including the election of directors.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of Common Stock, Class C Common Stock and Class B Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and any liquidation preferences of any outstanding shares of Preferred Stock.

Transfer Agent and Registrar

The transfer agent and registrar for shares of the Common Stock is Computershare Investor Services.

CLASS C COMMON STOCK

Dividends

Holders of Class C Common Stock and Common Stock are entitled to participate ratably (based on the number of shares held) in dividends when the Board of Directors declares dividends on shares of Common Stock out of funds legally available for dividends. No dividend may be declared and paid to holders of Class B Common Stock unless an equal or greater dividend per share has been paid to holders of Class C Common Stock and Common Stock.

Voting Rights

Holders of Class C Common Stock are entitled to 1/20th vote per share.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of Class C Common Stock, Common Stock and Class B Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of our creditors, all liabilities, and any liquidation preferences of any outstanding shares of Preferred Stock.

PREFERRED STOCK

The following outlines some of the provisions of the Preferred Stock that we may offer from time to time. The specific terms of a series of Preferred Stock will be described in the applicable prospectus supplement relating to that series of Preferred Stock. The following description of the Preferred Stock and any description of Preferred Stock in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the articles of amendment to the Charter relating to the particular series of Preferred Stock, which we will file with the SEC in connection with the issuance of any Preferred Stock.

General

Under our Charter, our Board of Directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 16,000,000 shares of Preferred Stock in one or more series.

For each series of Preferred Stock, the Board of Directors may fix the rights, preferences and powers of the series. The Board of Directors will fix these terms by resolution adopted before we issue any shares of the series of Preferred Stock. We may also “reopen” a previously issued series of Preferred Stock and issue additional Preferred Stock of that series.

The prospectus supplement relating to the particular series of Preferred Stock will contain a description of the specific terms of that series as fixed by the Board of Directors, including, as applicable:

•	the offering price at which we will issue the Preferred Stock;

•	the title, designation of number of shares and stated value of the Preferred Stock;

•

the dividend rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to cumulate;

•	any conversion or exchange rights;

•	whether the Preferred Stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of our Charter.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased, but not below the number of shares of that series then outstanding, by resolution adopted by our Board of Directors.

When we issue and receive payment for shares of Preferred Stock, the shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to our Preferred Stock account. Unless otherwise specified in a prospectus supplement relating to a particular series of Preferred Stock, holders of Preferred Stock will not have any preemptive or subscription rights to acquire more of our stock, and each series of Preferred Stock will rank on a parity in all respects with each other series of Preferred Stock.

The rights of holders of the Preferred Stock offered may be adversely affected by the rights of holders of any shares of Preferred Stock that may be issued in the future. Our Board of Directors may cause shares of Preferred Stock to be issued in public or private transactions for any proper corporate purposes and may include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans.

Redemption

If so specified in the applicable prospectus supplement, a series of Preferred Stock may be redeemable at any time, in whole or in part, at our option or the holders’ option, and may be mandatorily redeemed.

Any restriction on the repurchase or redemption by us of our Preferred Stock while we are in arrears in the payment of dividends will be described in the applicable prospectus supplement.

Any partial redemptions of Preferred Stock will be made in a way that our Board of Directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date of shares of Preferred Stock called for redemption and all rights of holders of these shares will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of Preferred Stock will be entitled to receive cash dividends when, as and if declared by our Board of Directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the applicable prospectus supplement relating to each series of Preferred Stock. Dividends will be payable to holders of record of Preferred Stock as they appear on our books on the record dates fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or noncumulative.

We may not declare, pay or set apart funds for payment of dividends on a particular series of Preferred Stock unless full dividends on any other series of Preferred Stock that ranks equally with or senior to the series of Preferred Stock have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of the other series of Preferred Stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of Preferred Stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of Preferred Stock and other series of Preferred Stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of Preferred Stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding-up, holders of each series of our Preferred Stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on the Common Stock, Class C Common Stock or Class B Common Stock or on any securities ranking junior to the Preferred Stock upon liquidation, dissolution or winding-up.

If the liquidation amounts payable relating to the Preferred Stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the Preferred Stock of these series and other securities will have the right to a ratable portion of our available assets, up to the full liquidation preference. Holders of these series of Preferred Stock or other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of Preferred Stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the amendment to our Charter establishing the series; or

•	as required by applicable law.

Governing Law

The Preferred Stock will be governed by Tennessee law.

PLAN OF DISTRIBUTION

Sales of our Securities

We may sell the Securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;

•	directly to investors;

•	through agents; or

•	through a combination of any of these methods of sale.

We may sell the Securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the Securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the Securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable prospectus supplement. We may sell Securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these Securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these Securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the Securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable Nasdaq Stock Market or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for Securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers or negotiated transactions. Broker-dealers may also receive compensation from purchasers of the Securities which is not expected to exceed that customary in the types of transactions involved.

We will set forth in a prospectus supplement the terms of the offering of Securities, including:

•	the name or names of any agents or underwriters, if any;

•	the purchase price of the Securities being offered and the proceeds we will receive from the sale;

•	any over-allotment or other options under which underwriters may purchase additional Securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such Securities may be listed.

If we use underwriters for a sale of Securities, the underwriters will acquire the Securities for their own account. The underwriters may resell the Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the Securities of the series offered if they purchase any of the Securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of Securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell the Securities at varying prices to be determined by the dealer.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of the Securities an option to purchase additional Securities to cover over-allotments, if any, in connection with the distribution or otherwise.

To facilitate the offering of the Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involve the sale by persons participating in the offering of more Securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

Any person participating in a distribution of the Securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of Securities by such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to our Securities for a period of up to five business days before the distribution.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum aggregate discounts, commissions, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the Securities offered pursuant to this prospectus and any applicable prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities issued by us will be passed upon for us by Miller & Martin PLLC, Chattanooga, Tennessee. Any underwriters will also be advised about legal matters by their own counsel, who will be identified in the prospectus supplement.

EXPERTS

The consolidated financial statements of The Dixie Group, Inc. appearing in The Dixie Group, Inc.’s Annual Report (Form 10-K) for the year ended December 28, 2013, and the effectiveness of The Dixie Group, Inc.’s internal control over financial reporting as of December 28, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, as well as filings after the date of the initial registration statement and prior to effectiveness of the registration statement, until all of the offerings by means of this prospectus are complete:

•	Annual Report on Form 10-K for the year ended December 28, 2013, filed on March 12, 2014;

•	Current Reports on 8-K as filed with the Commission on January 21, 2014;

•	The portions of our Proxy Statement, filed on March 12, 2014, expressly incorporated into our Annual Report on Form 10-K for the year ended December 28, 2013; and

•

The description of our Common Stock set forth in our registration statement filed with the SEC pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of Securities hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document. We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request or by writing to us at the following address:

The Dixie Group, Inc.

2208 S. Hamilton Street

Dalton, Georgia 30721

Telephone: (423) 510-7000

Attn: Starr T. Klein

2,500,000 Shares

Common Stock

Prospectus

May     , 2014

Wells Fargo Securities

Raymond James